UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 18, 2011

Date of Report (Date of earliest event reported)

GALECTIN THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-32877	04-3562325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE

NEWTON, MASSACHUSETTS

02459

(Address of Principal Executive Offices) (Zip Code)

(617) 559-0033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.

On October 18, 2011, Galectin Therapeutics Inc. entered into a Collaboration, Supply, Marketing and Distribution Agreement (the “Agreement”) with Procaps S.A., a Colombian company, under which Procaps holds exclusive rights to market and distribute our oncology compound GM-CT-01, also known as DAVANAT®, in Colombia as a cancer treatment regimen containing 5-FU. Procaps is a large, international, privately-held pharmaceutical company located in Barranquilla, Colombia.

The Agreement grants Procaps first negotiation rights to enter into similar agreements in other Central and South American countries. We are the sole manufacturer and supplier of GM-CT-01 to Procaps. The Agreement obligates Procaps to procure regulatory approvals necessary for the marketing and sale of GM-CT-01 naming us as the owner of such approvals to the extent permitted by law, or alternatively hold the approvals for our benefit.

Procaps must pay us a stated fee for each dose it purchases and royalties at an incremental rate determined by annual net sales of GM-CT-01. We retain all intellectual property rights to GM-CT-01 and related products and Procaps may not produce, modify, reverse engineer, or otherwise interfere with the GM-CT-01 compound. Procaps may not manufacture or sell products that compete with GM-CT-01 during the term of the Agreement and for five years thereafter.

The foregoing is only a brief description of the material terms of the Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement which we intend to file as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. We will be requesting confidential treatment for certain terms of the Agreement, which request will be filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALECTIN THERAPEUTICS INC.

By:	/s/ Anthony D. Squeglia
Anthony D. Squeglia
Chief Financial Officer

Date: October 24, 2011